HOMESTREET, INC.
INSIDER TRADING POLICY
Effective February 10, 2012
Amended and Approved by the Board of Directors, February 28, 2023
I.Introduction
Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have Material information that is not generally known or available to the public. These laws also prohibit persons with such material nonpublic information from disclosing this information to others who trade. Companies and their controlling persons (for instance, directors and officers) may also be subject to liability if they fail to take reasonable steps to prevent insider trading by Company personnel.
HomeStreet, Inc. (together with its subsidiaries, the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by directors, officers, employees and consultants who have Material Nonpublic Information (as defined below).
You are responsible for seeing that you do not violate federal or state securities laws or this Policy. We designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.
The adverse consequences for insider trading violations can be staggering and include potential criminal and civil liability and/or disciplinary action. The Securities and Exchange Commission (“SEC”) has imposed large penalties even when an individual did not profit from the trading or disclosure. The SEC, stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading, and there is a very high likelihood that federal or other regulatory authorities will detect and prosecute insider trading violations involving even small dollar amounts. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.
II.Policies and Procedures
A.Trading Policy
1.You may not buy or sell a company’s securities when you have Material Nonpublic Information about that company. This policy against “insider trading” applies to trading in Company securities, as well as to trading in the securities of other

Insider Trading Policy    Page 1
Annual Review: February 28, 2023

companies, such as the Company’s customers and suppliers or a firm with which the Company is negotiating a major transaction.
2.You may not convey Material Nonpublic Information about the Company or another company to others, make recommendations or express opinions to others about investments in or the prospects of the Company or those companies while in possession of this information, or otherwise make unauthorized disclosure or use of this information (collectively, “Tipping”). Tipping also violates the U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed Material Nonpublic Information. This policy against Tipping applies to information about the Company and its securities, as well as to information about other companies. This policy does not restrict legitimate business communications on a “need to know” basis.
3.Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on the internet or through social media platforms, regardless of whether Covered Persons use their own name or a pseudonym, including the disclosure of Material Nonpublic Information about the Company or with respect to other publicly-traded companies with which the Company has a business relationship that you learn in connection with your role as a Covered Person.
4.It is against Company policy for you to engage in short-term or speculative transactions in Company securities. As such, you may not engage in: (a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities you do not own); (c) transactions involving publicly traded options or other derivatives, such as trade in puts or calls in Company securities; and (d) hedging transactions. Additionally, because securities held in a margin account or pledged as collateral may be sold without your consent if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, you should exercise caution when including Company securities in a margin account or pledging Company securities as collateral for a loan.
The foregoing restrictions apply to all directors, officers, employees and consultants (each, a “Covered Person” or “you”). The restrictions also apply to each Covered Person’s family members who reside with them, anyone else who lives in such Covered Person’s household, and any family members who do not live in the Covered Person’s household but whose transactions in securities are directed, influenced or controlled by such Covered Person (such as parents or children who consult with the Covered Person before they trade in securities). In addition, this Policy applies to all corporations, partnerships, limited liability companies, trusts and other entities whose transactions in securities are directed, influenced or controlled by any Covered Person. All such family members and entities are considered Covered Persons for purposes of this Policy to the same extent as if they were directors, officers, employees or consultants, as applicable, of the Company or its subsidiaries. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.

Insider Trading Policy    Page 2
Annual Review: February 28, 2023

For purposes of this Policy, references to “trading” and “transactions” includes, among other things:
•purchases, sales, pledges, hedges, loans or other transactions in publicly traded securities;
•sales of Company securities obtained through the exercise of employee stock options or vesting of stock awards granted by the Company;
•making gifts of Company securities; and
•using Company securities to secure a loan.
Directors, officers, employees and consultants should consult with the Compliance Officer if they have any questions. For purposes of this policy, “Compliance Officer” means the Company’s General Counsel; provided that in the event there is no General Counsel or the General Counsel is unavailable, the Company’s Assistant General Counsel shall be authorized to serve as the Compliance Officer in the interim or to designate another person as the Compliance Officer.
B.What is “Material Nonpublic Information”?
For purposes of this policy, “Material Nonpublic Information” means any Material information about a company that is Non-Public.
1.Material Information
Information is “Material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold or sell securities. Either positive or negative information may be Material. Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. Depending on the circumstances, common examples of information that may be material include:
•earnings, revenue, or similar financial information;
•unexpected financial results;
•unpublished financial reports or projections;

Insider Trading Policy    Page 3
Annual Review: February 28, 2023

•extraordinary borrowing or liquidity problems;
•changes in control;
•changes in directors, senior management or auditors;
•information about current, proposed, or contemplated transactions, business plans, financial restructurings, mergers, investments or divestitures, acquisition targets or significant expansions or contractions of operations;
•changes in dividend policies or the declaration of a stock split or the proposed or contemplated issuance, redemption, or repurchase of securities;
•material defaults under agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating;
•information about major contracts;
•significant new product developments or innovations;
•the interruption of production or other aspects of a company’s business as a result of an accident, fire, natural disaster, or breakdown of labor negotiations;
•cybersecurity risks and incidents, including vulnerabilities and breaches;
•public or private debt or equity offerings;
•major environmental incidents; and
•institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings.
It is not possible to define all categories of Material information, and you should recognize that the public, the media and the courts may use hindsight in judging what is Material. Further, the Materiality of particular information is subject to reassessment on a regular basis. Therefore, it is important to “play it safe” and assume information is Material if you are in doubt. If you have questions regarding specific transactions, please contact the Compliance Officer.
2.Nonpublic Information

Insider Trading Policy    Page 4
Annual Review: February 28, 2023

Information is “Non-Public” until the information is broadly disseminated in a manner sufficient to ensure its availability to the investing public generally, without favoring any special person or group. We consider information to be available to the public only when:
•it has been released to the public by the Company through appropriate channels (e.g., by means of a press release, a widely disseminated statement from a senior officer, or a public filing with the SEC); and
•enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until at least two (2) full trading days have lapsed following its formal release to the market.
C.Unauthorized Disclosure
All directors, officers, employees and consultants must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or any other publicly-traded company with which the Company has a business relationship learned in connection with your role as a Covered Person is potentially nonpublic information until it is publicly disclosed. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as family members, other relatives, or business or social acquaintances.
Also, legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Disclosure Policy Guidelines, Regulatory Filings and Communications with the Investment Community (the “Reg FD Policy”). If you receive inquiries of this nature, refer them to a “Spokesperson” as defined in the Reg FD Policy.
D.When and How to Trade Company Stock
1.Overview
Directors, officers and certain other employees who are so designated from time to time by the Compliance Officer (such officers and designated employees, “Restricted Persons”) are for purposes of this Policy required to comply with the restrictions covered below. The Compliance Officer maintains a list of all Restricted Persons. At least once per fiscal year, and more frequently when there are significant changes in personnel, the Compliance Officer will reevaluate the list of Restricted Persons. You will be notified by the Compliance Officer if you are considered a Restricted Person under this Policy, and

Insider Trading Policy    Page 5
Annual Review: February 28, 2023

will remain a Restricted Person until notified otherwise by the Compliance Officer. Even if you are not a director or a Restricted Employee, however, following the procedures listed below may assist you in complying with this Policy.
2.Window Periods
Restricted Persons may only trade in Company securities from the date that is two full trading days after an earnings release to the end of business on the date that is ten days prior to the end of each quarter (such period, the “Window Period”).
However, even if the Window Period is open, you may not trade in Company securities if you are aware of Material Nonpublic Information about the Company. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them when the Window Period is open.
From time to time during the Window Period, the Company may close trading due to developments (such as a significant event or transaction) that involve Material Nonpublic Information. In such cases, the Compliance Officer may notify particular individuals that they should not engage in any transactions involving the purchase or sale of Company securities, and should not disclose to others the fact that trading has been prohibited.
Even if the Window Period is closed, restricted stock units or performance share units may vest, and you may exercise Company stock options, in each case provided that no shares are to be sold upon vesting or exercise. You may not, however, effect sales of stock issued upon the exercise of stock options or vesting of stock awards such as an RSU or PSU (including sales to cover tax withholding requirements, same-day sales and cashless exercises). If the Company allows for shares to be withheld from vesting to cover tax withholding liability, however, that retention of shares will not be deemed to be a sale of stock and will not violate the prohibition on insider trading even if the window is then closed. Generally, all pending purchase and sale orders regarding Company securities that could be executed while the Window Period is open must be cancelled before it closes.
In light of these restrictions, if you expect a need to sell Company stock at a specific time in the future, you may wish to consider entering into a prearranged Rule 10b5-1(c) trading plan, as discussed below.
3.Pre-clearance
The Company requires Restricted Persons to contact the Compliance Officer in advance of effecting any purchase, sale or other trading of Company securities and to obtain prior approval of the transaction. All transaction in securities by the Compliance

Insider Trading Policy    Page 6
Annual Review: February 28, 2023

Officer are required to be pre-cleared by the Company’s Chief Financial Officer or Chief Executive Officer. The pre-clearance policy applies to these people even if they are initiating a transaction while the Window Period is open. The pre-clearance policy also applies to anyone that lives in the household (other than household employees) of a Restricted Person and any shareholder for whom a Restricted Person is deemed a “beneficial owner” such as a trust where a Restricted Person has the power (shared or otherwise) to vote or dispose of such shares or an entity controlled by a director or Restricted Employee.
If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the second full trading day after the approval is obtained, but regardless may not be executed if you acquire Material Nonpublic Information concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.
If a proposed transaction is not approved under the pre-clearance policy, you should refrain from initiating any transaction in Company stock, and you should not inform anyone within or outside of the Company of the restriction. Any transaction under a Rule 10b5-1 trading plan (discussed below) will not require pre-clearance at the time of the transaction.
The Compliance Officer is under no obligation to approve a request under the pre-clearance procedures provided for under this Policy and may determine to reject any request for any reason, even if the proposed transaction would not violate the federal securities laws or a specific provision of this Policy.
Approval of any request under these pre-clearance procedures does not insulate you from liability under the securities laws. The ultimate responsibility for determining whether an individual is in compliance with the securities law rests with that individual in all cases.
E.Rule 10b5-1 Trading Plans
Rule 10b5-1(c) (as such rule and regulations may be amended from time to time by the SEC, including any SEC Staff interpretations relating thereto) (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides a defense from insider trading liability if trades occur pursuant to a pre-arranged written trading plan that complies with the requirements of Rule 10b5-1 (a “10b5-1 Plan”). It is possible to pre-arrange trades in Company securities by entering into a 10b5-1 Plan. A 10b5-1 Plan must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula or algorithm, or computer program, for determining this information. Alternatively, a 10b5-1 Plan can delegate investment discretion to a third party, such as a broker, who then makes trading

Insider Trading Policy    Page 7
Annual Review: February 28, 2023

decisions without further input from the person implementing the 10b5-1 Plan. Because the SEC rules on 10b5-1 Plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a 10b5-1 Plan.
All 10b5-1 Plans and any modification of a 10b5-1 Plan, including termination of a 10b5-1 Plan other than pursuant to the existing terms of a 10b5-1 Plan, must be reviewed and pre-cleared by the Compliance Officer.
To help demonstrate that a 10b5-1 Plan fully complies with Rule 10b5-1 and this Policy, the Company has adopted the requirements for such plans set forth on Appendix A to this Policy.
F.Transactions by the Company
The Company will not transact in its own securities, except in compliance with applicable securities laws.
G.Noncompliance
Individuals who violate this Policy shall be subject to disciplinary action by the Company, which may include recovery of damages, ineligibility for future participation in the Company’s equity plans or termination of employment for cause or in the case of members of the Board of Directors (the “Board”), being asked to resign from the Board or not renominated. In addition, if the Company becomes aware of a violation of this Policy, the Company may inform the appropriate governmental authorities. In determining consequences resulting from a violation of this Policy, the Compliance Officer will consider a number of factors including, but not limited to, the individual’s culpability, cooperation with the investigation, the individual’s past violations, if any, consistency with consequences for other violations, if any, the availability of restitution, penalties assessed by regulators, the need for deterrence and extent of the harm to the Company, including the impact on Company culture.

Insider Trading Policy    Page 8
Annual Review: February 28, 2023

Appendix A
HOMESTREET, INC.
10B5-1 PLAN GUIDELINES

These 10b5-1 Plan Guidelines provide further requirements for entering into and operating a 10b5-1 Plan under the Company’s Insider Trading Policy (“Policy”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Policy.
I.Good Faith
You must act in good faith with respect to your 10b5-1 Plan under this Policy for the duration of the plan. Your failure to act in good faith with respect to a 10b5-1 Plan, including with respect to modifications and terminations, will cause the plan to no longer comply with Rule 10b5-1 and the Policy and potentially cause your prior transactions in the Company’s securities thereunder to violate the Policy.
II.Trades Outside of a 10b5-1 Plan
Any transaction outside of a 10b5-1 Plan may mitigate the benefits of the 10b5-1 Plan. Consequently, Covered Persons should generally not transact in the Company’s securities outside of a 10b5-1 Plan while a 10b5-1 Plan is in effect.
III.Procedures for Entering into a 10b5-1 Plan
A 10b5-1 Plan must (i) not be entered into when the Window Period is closed; (ii) contain a representation certifying that, on the date of adoption of the 10b5-1 Plan, you (a) are not aware of Material Nonpublic Information about the Company or its securities and (b) adopted the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1; and (iii) be pre-cleared in writing in advance by the Compliance Officer; provided, however, that any and all transactions in the Company’s securities under a 10b5-1 Plan that satisfy the conditions in clauses (i) through (iii) shall not qualify for the foregoing exception if after you have entered into the 10b5-1 Plan you fail to act in good faith with respect to it, including with respect to modifications and terminations.
IV.Restrictions on Parties Executing Transactions
A 10b5-1 Plan should state that (i) any person executing 10b5-1 Plan transactions (e.g., a broker-dealer) may not deviate from the 10b5-1 Plan instructions; and (ii) no transaction under the 10b5-1 Plan may be executed by a person who, at the
Insider Trading Policy    Page 9
Annual Review: February 28, 2023

time of the scheduled transaction, is aware of Material Nonpublic Information about the Company.
V.10b5-1 Plan Adoption or Termination (including Modification); Good Faith Considerations
Section III and Section II.E of the Policy set forth the requirements for entering into a 10b5-1 Plan, including pre-clearance requirements. The same requirements and provisions apply to any modification of a 10b5-1 Plan or the termination of a 10b5-1 Plan other than pursuant to the existing terms of a 10b5-1 Plan. For this purpose, a modification includes a modification to the amount, price or timing of the purchase or sale of the securities or a modification to a written formula/algorithm that affects the amount, price or timing of the purchase or sale of the securities. Any questions regarding proposed modifications to, or terminations other than pursuant to the existing terms of, a 10b5-1 Plan should be directed to the Compliance Officer.
While Rule 10b5-1 does not expressly forbid the early termination of a 10b5-1 Plan, the SEC has made clear that once a 10b5-1 Plan is terminated, the affirmative defense may not apply to any trades that were made pursuant to that plan if such termination calls into question whether the good faith requirement was met or whether the plan was part of a plan or scheme to evade Rule 10b-5 under the Exchange Act. The risk associated with terminating a plan increases if the Covered Person promptly engages in market transactions or adopts a new 10b5-1 Plan. Such behavior could arouse suspicion that the Covered Person is modifying trading behavior in order to benefit from Material Nonpublic Information. Accordingly, Covered Persons are encouraged to not terminate 10b5-1 Plans except in unusual circumstances. For similar reasons, Covered Persons are encouraged to avoid frequent modifications of 10b5-1 Plans. Covered Persons are required to provide prompt notice of termination of any 10b5-1 Plan to the Compliance Officer.
VI.Overlapping Plans
Under Rule 10b5-1, Covered Persons may not have more than one (1) 10b5-1 Plan in operation at any given time, subject to certain limited exceptions. Consult with the Compliance Officer to discuss whether any of these exceptions may apply to your situation, particularly if you wish to enter into a new 10b5-1 Plan under which trades will commence shortly after an existing 10b5-1 Plan would terminate in accordance with its terms.
VII.Single-Trade Plans
Covered Persons may not enter into a 10b5-1 Plan that is designed to transact the total amount of the Company’s securities subject to the 10b5-1 Plan as a single transaction (a “Single-Trade Plan”), unless: (i) the Covered Person has not, during the prior twelve (12)-month period, entered into another 10b5-1 Plan of the same design;

Insider Trading Policy    Page 10
Annual Review: February 28, 2023

and (ii) such other 10b5-1 Plan was eligible to receive the affirmative defense under Rule 10b5-1.
VIII.Timing of First Trade (Cooling-Off Periods)
10b5-1 Plans must be subject to a “cooling off” period pursuant to which no trading may commence after the 10b5-1 Plan is adopted until the expiration of the later of (i) ninety (90) days after the adoption of the 10b5-1 Plan, or (ii) two (2) business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, not to exceed one hundred and twenty (120) days following adoption of the 10b5-1 Plan.
IX.Specific Trading Schedules
The Company encourages trading schedules to provide for a pattern of regular trades occurring over time to minimize any inference that the Covered Person is not acting in good faith.
If the specified number of shares is not sold on a designated date for sale pursuant to a trading schedule, the unsold shares may be added to the order(s) for the following designated date of sale on a trading schedule; provided that the number of shares added to the subsequent date of sale on the trading schedule shall be limited to no more than the number of shares originally intended to be sold on the subsequent date of sale.
For example, if an individual has 5,000 aggregated, unsold shares under a 10b5-1 Plan but the trading schedule provides for only 1,000 shares to be sold per trading interval, the aggregation feature outlined in this section shall allow for trading of up to 2,000 shares in each trading interval thereafter until such time as the 5,000 aggregated, unsold shares under the 10b5-1 Plan have been sold.
X.Plan Suspension & Termination
10b5-1 Plans should include a provision that automatically suspends trading under the plan upon notice of suspension from the Company triggered by certain events. Events contemplated by such notice include underwritten public offerings by the Company and acquisition of the Company.
10b5-1 Plans should also include a provision automatically terminating the plan at some future date. In addition, any 10b5-1 Plan must provide for automatic termination in the event of death, a personal bankruptcy filing, the filing of a divorce petition, employment termination (in which case such automatic termination will occur at the beginning of the next open trading window), the last scheduled sale of shares, the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of

Insider Trading Policy    Page 11
Annual Review: February 28, 2023

the shares of the Company into shares of another company, or the conversion of the Company’s securities into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part).
XI.Public Disclosure
If you are a member of the Board or an officer who is required to file reports under Section 16 of the Exchange Act, the Company must disclose certain information in its Quarterly Reports on Form 10-Q and/or Annual Reports on Form 10-K when you adopt, amend or terminate a 10b5-1 Plan (including your name and title; the date of plan adoption, amendment or termination; the duration of the plan; and the aggregate number of securities to be traded under the plan). You must also identify transactions made pursuant to a 10b5-1 Plan when reporting changes to your beneficial ownership on Forms 4 and 5.
XII.Plan Brokers
Unless otherwise approved by the Compliance Officer, all 10b5-1 Plans must be implemented through a broker included in a list approved by the Compliance Officer. The Compliance Officer may amend this list from time to time.
An insider must not communicate any Material Nonpublic Information about the Company to the broker or attempt to influence how the broker exercises his or her discretion in any way.

Insider Trading Policy    Page 12
Annual Review: February 28, 2023